Exhibit 10.5

CMS ENERGY CORPORATION

AND

CONSUMERS ENERGY COMPANY

DIRECTORS’ DEFERRED COMPENSATION PLAN

The purpose of this Directors’ Deferred Compensation Plan (the “Plan”) is to allow a Director of CMS Energy Corporation and/or Consumers Energy Company (collectively, the “Company”) to defer to a later year the receipt and taxation of all or a portion of the retainer and fees that would otherwise be paid to the Director in a particular calendar year.

A Director who is not an employee of the Company and who is entitled to an annual retainer and fees for attending meetings of the Company’s Board of Directors and Committees thereof, may elect to irrevocably defer payment, through notice to the Company on a form approved by the Company, of all or any portion of the retainer and fees which would otherwise be paid to the Director.  Such an election applies to amounts that would otherwise be paid during one calendar year.

The election to defer must be made in the calendar year preceding the calendar year in which the retainer and fees are to be earned.  To the extent permitted by Internal Revenue Code Section 409A (“Section 409A”) a new Director may make a deferral election for the calendar year in which he or she joins the Board, with respect to retainer and fees paid for services to be performed subsequent to the deferral election, by completing the form within thirty (30) days of joining the Board.  Any deferral election shall become irrevocable as to the applicable year’s retainer and fees at the end of the applicable enrollment period.

As part of such election to defer an amount under this Plan, the Director may elect that the entire amount deferred (and all earnings thereon) be paid (a) starting in the January following the Director’s separation from service, as defined for purposes of Section 409A, from the Board; (b) starting on a specified date that is after the last day of the year in which the retainer and fees are earned; or (c) on the first to occur of (a) or (b).  Notwithstanding the foregoing, if a Director who has elected to be paid following his or her separation from service under clause (a) above is a “specified employee” under Section 409A at the time of his or her separation, then payments under clause (a) shall not be made or begin before the sixth month anniversary of the date of the Director’s separation from service.

For each payment event elected as described above, the Director may elect that (a) the entire amount deferred be paid in a lump sum or (b) that the deferred amount be paid in a series of annual installment payments over a period from two (2) to fifteen (15) years.  A Director who fails to make an election will be presumed to have elected a lump sum payment following separation from service as described above.

In the event of the death of the Director, all deferred amounts (and all earnings thereon) that are still unpaid will be paid in January of the year following death to the Director’s surviving beneficiary.  If no beneficiary is named, the payment will be made to the Director’s estate.

A Director shall have the right to modify the timing and form of his or her earlier payout choices when all of the following conditions are satisfied: (a) such election may not take effect until at least twelve (12) months after the date on which such election is made; (b) the payment(s) with respect to which such election is made is(are) deferred for a period of not less than five (5) years from the date such payment would otherwise have been made (or, in the case of installment payments, 5 years from the date the first installment was scheduled to be paid); and (c) such election must be made not less than 12 months before the date the payment was previously scheduled to be made (or, in the case of installment payments, 12 months before the first installment was scheduled to be paid), if the Director’s previous commencement date was a specified date.

Changes to the original payout choices that would accelerate the receipt of benefits from the Plan are not permitted, except that the Governance and Public Responsibility Committee of the Board may at its discretion accelerate payments to the extent permitted by Section 409A.

Fidelity Investments has been appointed to act as the record keeper for the Plan.  At the time of electing a deferral under the Plan, the Director shall specify the proportions of the deferral to be invested among the various options available as investments under the Plan.  The investment options available are a broad group of options identical, as nearly as practicable, to the investment options offered to the Company’s employees in various nonqualified deferred compensation arrangements. Investment options may be reallocated in accordance with Fidelity’s standard procedures with the exception that additional restrictions may apply to any amounts invested in any Company stock.

The amounts deferred are to be satisfied from general corporate funds which are subject to the claims of creditors.  To the extent the Company elects to place funds with a trustee in a Rabbi Trust to pay its future obligations under this Plan, such amounts remain the property of the Company and subject to the claims of its creditors.

The Company may amend or terminate the Plan at any time.  The General Counsel has authority to make such amendments as he or she deems to be appropriate to comply with Section 409A and other applicable laws and regulations.  Upon termination, any amount accrued under the Plan will remain in the Plan and be paid out in accordance with the payment elections previously elected, except as may otherwise be determined by the Company consistent with the requirements of Section 409A, but no further deferred amounts will be permitted to be made to the Plan.

Date Approved:  November 30, 2007